FOR IMMEDIATE RELEASE

Oculus Innovative Sciences Reports Record First Quarter Financial Results

Conference Call Begins at 4:30 p.m. (EDT) Today

PETALUMA, Calif. (August 4, 2011) – Oculus Innovative Sciences, Inc. (Nasdaq: OCLS) today announced financial results for the first quarter of fiscal year 2012, ended June 30, 2011.  Total revenue was $2.9 million in the quarter, compared to $2.3 million in the first quarter of fiscal year 2011.  Product revenue was $2.7 million, up 33%, from $2.0 million in the prior year’s first quarter with revenue increases in the United States, Mexico, Europe, India and Singapore, partially offset by a decline in the Middle East and China.

“We believe the combination of the planned increase in animal healthcare royalties to approximately 30 percent, effective July 1, and the continued sales ramp in these animal healthcare products, will generate larger revenue growth for Oculus in fiscal year 2012,” said Hoji Alimi, founder and CEO of Oculus. “At the same time, we look forward to the launch of Microcyn-based prescription products in the dermatology and podiatry markets during the year by our U.S. partners, which will present robust revenue opportunities that further support our growth.”

Product revenue in the United States increased by $318,000, or 61% compared to the same quarter last year, with growth in animal health care revenues resulting from national advertising programs and sales initiatives sponsored by Oculus’ partner, Innovacyn, as well as professional human wound care and dermatology.  These increases were partially offset by a small decline in sales from Oculus partner, Union Springs Pharmaceuticals.

Sales in Mexico increased 38% from the prior year period with a 28% growth in revenue for the 120- and 240-milliliter presentations, and a 53% growth in sales of the 5-liter presentation.  Most of this growth occurred as a result of strong unit growth, price increases and a strengthening of the peso.  The unit sales for the 120- and 240-milliliter presentations that are primarily sold to pharmacies in Mexico, increased 19% from the prior year to a monthly average of 49,700 units compared to 41,700 in the same period last year.

Europe and Rest-of-World revenue decreased by $35,000, down 7% over the prior year period, caused by a decline in sales to the Middle East and China, mostly offset by increases in Europe, India and Singapore.  Sales to Middle East, China and India tend to fluctuate from quarter to quarter.

Service revenue increased $11,000 when compared to the prior year period due to an increase in the number of tests provided by Oculus’ services business.

Oculus reported gross profit from its Microcyn products business of $1.9 million, or 71% of product revenues, during the three months ended June 30, 2011, compared to a gross profit of $1.3 million, or 66%, in the prior year period. The improved gross margins represent higher margins in the United States, Mexico, Europe and Rest-of-World. The higher margins in the United States are due to a higher number of units sold and a more favorable product mix for certain U.S. sales.   Gross margins in Mexico were 81% for the quarter ended June 30, 2011, compared to 73% in the prior year.

Total operating expenses increased by $182,000, or 5%, to $4.0 million for the three months ended June 30, 2011, compared to $3.8 million in the prior year. Operating expenses minus non-cash expenses during the quarter were $3.1 million, up from $2.8 million in the same period last year. Research and development expense increased by $40,000, to $436,000 for the three months ended June 30, 2011, compared to $396,000 in the prior year period.  Most of the increase was attributable to studies needed for regulatory approvals and the development of new products.

Selling, general and administrative expense increased $142,000, or 4%, to $3.5 million during the three months ended June 30, 2011, compared against $3.4 million during the three months ended June 30, 2010.  This increase was primarily due to higher sales-related costs in Mexico, and higher compensation costs in the United States.

Net loss for the three months ended June 30, 2011 was $2.2 million, down $200,000 from $2.4 million for the same period in the prior year.  Net loss minus non-cash expenses for the quarter was $1.3 million.

The interest payments for the first fiscal quarter increased by $104,000 due to the higher debt position when compared to the same period last year.  Stock compensation expenses for the quarters ended June 2011 and 2010, were $812,000 and $968,000, respectively.

As of June 30, 2011, Oculus had unrestricted cash and cash equivalents of $5.0 million, compared with $4.4 million as of March 31, 2011.  The company’s total debt position was $4.4 million as of June 30, 2011, compared with $3.1 million as of March 31, 2011.

Conference Call

Oculus management will hold a conference call today to discuss first quarter results and to answer questions, beginning at 4:30 p.m. EDT. Individuals interested in participating in the conference call may do so by dialing 877-303-7607 for domestic callers or 973-638-3203 for international callers.  Those interested in listening to the conference call live via the Internet may do so at http://ir.oculusis.com/events.cfm.  Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

A telephone replay will be available for seven days following the conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering conference code 85337836. A webcast replay will be available on the site at http://ir.oculusis.com/events.cfm for one year following the call.

About Oculus Innovative Sciences

Oculus Innovative Sciences is a commercial healthcare company that designs, produces and markets safe and effective tissue care products based upon the Microcyn® Technology platform, which significantly reduces the need for antibiotics while reducing infections and accelerating healing.  The Microcyn Technology addresses the need for improved solutions in multiple markets including dermatology, oral care, cosmeceutical, wound care and others.   It features a biocompatible, shelf-stable solution that is currently commercialized in the United States, Europe, India, China and Mexico and select Middle East countries under various country specific regulatory clearances and approvals. Several solutions derived from this platform have demonstrated, in a variety of research and investigational studies, the ability to treat a wide range of pathogens, including antibiotic-resistant strains of bacteria (including MRSA and VRE), viruses, fungi and spores; increase blood flow to the wound site; and reduce both inflammation and pain while assisting in faster wound closure. The company’s headquarters are in Petaluma, California, with manufacturing operations in the United States and Latin America. More information can be found at www.oculusis.com.

Forward-Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial and technology progress and future financial performance. These forward-looking statements are identified by the use of words such as "generate,” “launch,” and “present,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company's products will not be as large as expected, the Company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including the annual report on Form 10-K for the year ended March 31, 2011. Oculus Innovative Sciences disclaims any obligation to update these forward-looking statements except as required by law.

Oculus, Vetericyn and Microcyn are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Contact:

Oculus Innovative Sciences, Inc.

Dan McFadden
Director of Public and Investor Relations
(425) 753-2105
dmcfadden@oculusis.com

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	June 30, 2011	March 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,025	$4,371
Accounts receivable, net	2,063	2,094
Inventories, net	762	733
Prepaid expenses and other current assets	507	611
Total current assets	8,357	7,809
Property and equipment, net	784	802
Other assets	69	53
Total assets	$9,210	$8,664
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$782	$669
Accrued expenses and other current liabilities	1,171	694
Deferred revenue	1,878	1,808
Current portion of long-term debt, net of debt discount of $490 and $237 at June 30, 2011 and March 31, 2011, respectively	804	907
Derivative liability	241	337
Total current liabilities	4,876	4,415
Deferred revenue	154	160
Long-term debt, net of debt discount of $980 and $354 at June 30, 2011 and March 31, 2011, respectively, less current portion	2,105	1,638
Put warrant liability	1,688	750
Total liabilities	8,823	6,963
Commitments and Contingencies
Stockholders’ Equity:
Convertible preferred stock, $0.0001 par value; 5,000,000 shares authorized, no shares issued and outstanding at June 30, 2011 (unaudited) and March 31, 2011	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized, 26,750,428 and 26,576,302 shares issued and outstanding at June 30, 2011 (unaudited) and March 31, 2011, respectively	3	3
Additional paid-in capital	130,412	129,584
Accumulated other comprehensive loss	(2,868)	(2,901)
Accumulated deficit	(127,160)	(124,985)
Total stockholders’ equity	387	1,701
Total liabilities and stockholders’ equity	$9,210	$8,664

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,
	2011	2010
Revenues
Product	$2,710	$2,045
Service	230	219
Total revenues	2,940	2,264
Cost of revenues
Product	790	696
Service	201	179
Total cost of revenues	991	875
Gross profit	1,949	1,389
Operating expenses
Research and development	436	396
Selling, general and administrative	3,531	3,389
Total operating expenses	3,967	3,785
Loss from operations	(2,018)	(2,396)
Interest expense	(162)	(59)
Interest income	1	—
Change in fair value of derivative liability	96	88
Other (expense) income, net	(92)	(8)
Net loss	$(2,175)	$(2,375)
Net loss per common share: basic and diluted	$(0.08)	$(0.09)
Weighted-average number of shares used in per common share calculations:
Basic and diluted	26,711	26,168
Other comprehensive loss, net of tax
Net loss	$(2,175)	$(2,375)
Foreign currency translation adjustments	(33)	(102)
Comprehensive loss	$(2,142)	$(2,477)

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Reconciliation of GAAP Measures to Non-GAAP Measures
(In thousands)
(Unaudited)

	Three Months Ended June 30,
	2011	2010

(1) Net loss minus non-cash expenses:
GAAP net loss	$(2,175)	$(2,375)
Non-cash adjustments:
Stock-based compensation	812	968
Depreciation	83	95
Change in fair value of derivative liability	(96)	(88)
Non-cash interest expense	58	24
Non-GAAP net loss	$(1,318)	$(1,376)

(2) Operating expenses minus non-cash expenses:
GAAP operating expenses
Non-cash adjustments:	3,967	3,785
Stock-based compensation	(792)	(953)
Depreciation	(45)	(49)
Non-GAAP operating expenses	$3,130	$2,783

(1)
Net loss minus non-cash expenses is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company defines net loss minus non-cash expenses as GAAP reported net loss minus depreciation, stock-based compensation, a change in the fair value of derivative liabilities, and non-cash interest.  The Company uses this measure for the purpose of modifying the net loss to reflect only those expenses, which do not reflect a direct cash payment during the measurement period.

(2)
Operating expenses minus non-cash expenses is a non-GAAP financial measure. The Company defines non-operating expenses minus non-cash expenses as GAAP reported operating expenses minus depreciation and stock-based compensation.  The Company uses this measure for the purpose of identifying the total operating expenses, which involve direct cash payments during the measurement period.